Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Indaptus Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid
Fees Previously Paid	Equity	Common stock, $0.01 par value per share, underlying pre-funded warrants to purchase common stock	457(c)	2,727,273	(1)	$8.88	(2)	$24,218,184.24	0.0001091	$2,642.20
	Equity	Common stock, $0.01 par value per share, underlying investor warrants to purchase common stock	457(c)	2,727,273	(1)	$8.88	(2)	24,218,184.24	0.0001091	$2,642.20
	Equity	Common stock, $0.01 par value per share, underlying placement agent warrants to purchase common stock	457(c)	136,364	(1)	$8.88	(2)	1,210,912.32	0.0001091	$132.11
	Total Offering Amounts			5,590,910				$49,647,280.80		$5,416.52
	Total Fees Previously Paid									$5,416.52
	Total Fee Offsets									$—
	Net Fee Due									$0.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low sale prices of the Registrant’s shares of common stock on the Nasdaq Capital Market on September 21, 2021.